UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  January 17, 2005

CANTEL MEDICAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-31337	22-1760285
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Identification Number)

150 Clove Road, Little Falls, New Jersey		07424
Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (973) 890-7220

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

On January 17, 2005, the Company entered into new three-year employment agreements with each of Craig A. Sheldon, Senior Vice President and Chief Financial Officer of the Company, Seth R. Segel, Senior Vice President – Corporate Development of the Company, and Steven Anaya, Vice President and Controller of the Company.  In addition, on January 17, 2005, Minntech Corporation, a subsidiary of the Company, entered into an Employment Agreement with Roy K. Malkin, President and Chief Executive Officer of Minntech Corporation.  Each of the employment agreements is effective as of November 1, 2004 and expires on October 31, 2007.

Mr. Sheldon’s employment agreement provides for (i) an annual base salary of $230,000, subject to annual increases equal to the greater of 5% or a cost of living formula, (ii) a discretionary annual bonus, (iii) maintenance by the Company of a life insurance policy on the life of Mr. Sheldon in the face amount of $250,000 payable to his designated beneficiary, and (iv) an automobile allowance.  In the event Mr. Sheldon elects to terminate his employment within ninety (90) days following a “Change in Control” (as defined in the Agreement), Mr. Sheldon will be entitled to receive an amount equal to one hundred fifty percent (150%) of his base salary and bonus paid or accrued with respect to the most recently completed contract year.  In addition, any employee stock options held by Mr. Sheldon will automatically vest and become fully exercisable in the event of a Change in Control.  The Agreement contains a non-competition provision applicable for one year following termination of Mr. Sheldon’s employment.

Mr. Segel’s employment agreement provides for (i) an annual base salary of $200,000, subject to annual increases equal to the greater of 5% or a cost of living formula, (ii) incentive compensation equal to ..45% of the first $50 million of total consideration, .325% of the next $50 million of total consideration, and .20% of any addition consideration paid by the Company with respect to an acquisition during the employment period on which Mr. Segel plays a lead role on the transaction (subject to maximum annual incentive compensation of $500,000), (iii) maintenance by the Company of a life insurance policy on the life of Mr. Segel in the face amount of $250,000 payable to his designated beneficiary, and (iv) an automobile allowance.  In the event Mr. Segel elects to terminate his employment within ninety (90) days following a “Change in Control” (as defined in the Agreement), Mr. Segel will be entitled to receive an amount equal to one hundred fifty percent (150%) of his base salary and bonus paid or accrued with respect to the most recently completed contract year.  In addition, any employee stock options held by Mr. Segel will automatically vest and become fully exercisable in the event of a Change in Control.  The Agreement contains a non-competition provision applicable for one year following termination of Mr. Segel’s employment.

Mr. Anaya’s employment agreement provides for (i) an annual base salary of $130,000, subject to annual increases equal to the greater of 5% or a cost of living formula, (ii) a discretionary annual bonus, (iii) maintenance by the Company of a life insurance policy on the life of Mr. Anaya in the face amount of $150,000 payable to his designated beneficiary, and (iv) an automobile allowance.  In the event Mr. Anaya elects to terminate his employment within ninety (90) days following a

“Change in Control” (as defined in the Agreement), Mr. Anaya will be entitled to receive an amount equal to one hundred fifty percent (150%) of his base salary and bonus paid or accrued with respect to the most recently completed contract year.  In addition, any employee stock options held by Mr. Anaya will automatically vest and become fully exercisable in the event of a Change in Control.  The Agreement contains a non-competition provision applicable for one year following termination of Mr. Anaya’s employment.

Mr. Malkin’s employment agreement provides for (i) an annual base salary of $340,000, subject to annual increases equal to the greater of 5% or a cost of living formula, (ii) incentive compensation based on the improvement in Pretax Income (as defined in the Agreement) of Minntech Corporation during each subject fiscal year (commencing with the fiscal year ending July 31, 2005) over the highest Pretax Income of Minntech for any fiscal year of Minntech commencing July 31, 2004 (such incentive compensation being 5% of the first 10% of increase, and 10% of any additional increase), (iii) maintenance by the Company of a life insurance policy on the life of Mr. Malkin in the face amount of $340,000 payable to his designated beneficiary, and (iv) an automobile allowance.  In the event Mr. Malkin elects to terminate his employment within ninety (90) days following a “Change in Control” (as defined in the Agreement), Mr. Malkin will be entitled to receive an amount equal to one hundred fifty percent (150%) of his base salary and bonus paid or accrued with respect to the most recently completed contract year.  In addition, any employee stock options held by Mr. Malkin will automatically vest and become fully exercisable in the event of a Change in Control.  The Agreement contains a non-competition provision applicable for two years following termination of Mr. Malkin’s employment.

Item 9.01                                             Financial Statements and Exhibits

(a)                                  Not applicable.

(b)                                 Not applicable.

(c)                                  The following exhibits are filed herewith:

(1)                Employment Agreement dated as of November 1, 2004 between the Company and Craig A. Sheldon.

(2)                Employment Agreement dated as of November 1, 2004 between the Company and Seth R. Segel.

(3)                Employment Agreement dated as of November 1, 2004 between the Company and Steven Anaya.

(4)                Employment Agreement dated as of November 1, 2004 between the Company and Roy K. Malkin.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CANTEL MEDICAL CORP.
(Registrant)

By:	/s/ James P. Reilly
James P. Reilly,
President and Chief Executive
Officer

Date:                    January 20, 2005